Exhibit 4.44

English Summary Translation of Credit Agreement dated December 27, 2012 by and among Adecoagro Vale do Ivinhema Ltda., as borrower, and Adecoagro Brasil Participações S.A. as participant, and Banco do Brasil S.A., Banco Itaú BBA S.A., as lenders, and Banco Nacional de Desenvolvimento Econômico e Social – (BNDES), as guarantor.

Contract:	Bank Credit Certificate Nº 21/00310-6

	•	Banco do Brasil S.A.

Parties:	•	Banco Itaú BBA S.A.

	•	Adecoagro Vale do Ivinhema Ltda.

	•	Adecoagro Brasil Participações S.A.

Execution Date:	December 27, 2012

Amount:	R$273.207.000,00

Type of Credit Facility:	Project finance for investment purposes

Use of Proceeds:	Construction of a sugar and ethanol plant, as more fully described in the agreement

	•	Sub-credit “D” and “I”: BNDES funding rate plus 4.05% per annum

	•	Sub-credit “A”, “E” and “F”: 2.5% per annum

Interest Rate:	•	Sub-credit “B” and “G”: linked to TJLP / TJLP plus 4.05% per annum

	•	Sub-credit “C” and “H”: linked to TJLP / TJLP plus 4.05% and 1% per annum

	•	Sub-credits “D” and “I”: on the 15th day of January, April, July and October during the grace period and on monthly basis during amortization period

Interest Payment Date:	•	Other Sub-credits: on quarterly basis during the grace period and on monthly basis during amortization period or on a monthly basis during amortization period for the interest that incorporated to principal

(Maturity Date:	January 15, 2023

Early Repayment:	Permitted, upon prior and express consent of BNDES and the lenders

	•	comply with the general terms and conditions applicable to all finance arrangements provided with direct or indirect funds from BNDES

	•	comply with applicable laws, regulations, administrative rules and resolutions of administrative, judicial and governmental authorities

	•	demonstrate investment of the proceeds in the project pursuant to the schedule of investments established with BNDES

	•	make equity investments pursuant to the schedule of investments established with BNDES

	•	submit for BNDES and the lenders’ approval report on the conclusion of the project

Obligations and Covenants:	•	comply with rules and resolutions of governmental organizations of environmental protection

	•	maintain 130% of the outstanding amount in collateral

	•	inform if any remunerated person becomes a member of the Brazilian federal congress

	•	keep available updated records with real estates used in the project and records with the sugar cane suppliers information

	•	not change the corporate purpose

	•	permit access to the facilities and accounting books

	•	maintain valid the energy sale agreement

	•	not change the control, without prior express consent

	•	not distribute dividends, interests on equity return or any profit sharing which may affect the financial covenants or otherwise the business of the companies

	•	comply with the financial covenants as described in section ‘vv’ of Clause 16

	•	other as more fully described in section 16

	•	non-compliance with BNDES regulations

	•	breach of the obligations

	•	breach of agreements entered into with third parties that could cause a material adverse effect

Events of Default:	•	amendments to the by-laws to include provisions that limits AVI’s development or capacity to comply with the financial obligations

	•	final court decision related to breach of legislation of racial prejudice, child work, slavery work, moral and sexual harassment and environmental crimes

	•	failure to provide or update the records with all real estates used in the project and records with the sugar cane suppliers information

	•	occurrence of events provided in articles 333 and 1,425 of the Brazilian Civil Code

	•	insolvency, bankruptcy, judicial or extrajudicial recovery

	•	cross-default of any other agreement entered into with the lenders or third parties

	•	failure to contract insurance policies

	•	lack of physical or financial evidence of implementation of the project

	•	if any document, information, representation or warranty proves to be false or incorrect

	•	deterioration of the credit risk or any material adverse effect on the capacity to comply with the obligations

	•	merger, spin-off, incorporation or any corporate restructuring

	•	change of corporate purpose

	•	sale, expropriation or transfer of any assets of the project

	•	lack of applicable environmental licenses and permits

	•	Personal guarantee from Adecoagro Brasil Participações S.A.

	•	Pledge of equipment (alienação fiduciária de equipamentos)

Security:	•	Mortgage of first priority on the real estate subject to the record Nº 10,888 (to be created and perfected)

	•	Mortgage of second priority on the real estate subject to the record Nº 2,737 (to be created and perfected)

	•	Pledge of credit rights (cessão fiduciária de direitos e créditos) (to be created and perfected)

Applicable Law:	Brazilian Law

Jurisdiction:	São Paulo, SP

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